Exhibit 99.1

NEWMARKET CORPORATION REPORTS ON TEL MARKET DEVELOPMENT

Richmond, VA, May 25, 2005 – NewMarket Corporation (NYSE:NEU).

Octel Corp (NYSE:OTL) announced yesterday that a major tetraethyl lead (TEL) customer has cancelled purchase orders in relation to its May shipments. Details of the announcement can be reviewed in the Octel press release. As we have reported in our public filings, we receive 32% of the net proceeds from the sale of TEL by Octel in all regions of the world except North America through Marketing Agreements between Octel and certain of our subsidiaries At this time we are unable to predict the impact of these events on the net proceeds we receive under the Marketing Agreements.

As we have stated regularly, we expect the market for TEL to continue to decline. The rate of decline will vary from year to year and an exact year-on-year decline rate is difficult to project. The rate of decline will be determined in large part by major customers’ plans to cease using the product.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of our 2004 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com